Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE
(2005-04)	CONTACT:	Mark G. Meikle
William M. Watson, Jr.
(504) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION

REPORTS RECORD FIRST QUARTER RESULTS

ROANOKE, Virginia, March 7, 2005 — Roanoke Electric Steel Corporation (Nasdaq: RESC) today reported record first quarter net earnings of $9,185,874 for the period ended January 31, 2005, compared to net earnings of $1,533,676 for the same period last year. Basic earnings per share for the quarter were $.83 ($.82 diluted), compared to basic earnings per share of $.14 ($.14 diluted) in the first quarter of 2004. Sales for the quarter were $131,309,983, also a first quarter record and up 54.2% from sales of $85,173,685 for the same period last year.

Donald G. Smith, Chairman and CEO, and T. Joe Crawford, President and COO, stated:

“We are very pleased to report that earnings for the first quarter of fiscal 2005 were the highest first quarter earnings in the history of our company. While the first quarter has historically been the most challenging for our company, due to the holidays and weather issues, to begin fiscal 2005 by establishing a new earnings record for the quarter is extremely gratifying. The improved performance for the quarter was, primarily, due to increased margins for mill products, as demand continued to be strong. The improved margins were attributable to increased selling prices. The cost of scrap metal, our principal raw material, appears to have stabilized, although it remains near historical highs.

“The performance from continuing operations for the first quarter of 2005 over 2004 was even stronger when taking into account two unusual items. First, included in the 2005 quarter is the charge associated with the sale of the assets of RESCO Steel Products Corporation, a reinforcing bar fabrication operation which was no longer a good strategic fit for the Company. Second, in the 1st quarter of 2004, we had the benefit of approximately $1,400,000 of additional earnings associated with the graphite electrode class action settlement, which was not present in 2005. In the absence of these two items, the improvement in earnings from continuing operations was over $9,600,000.

“Looking forward to the balance of fiscal 2005, we anticipate that the forces driving our markets will continue to present healthy price levels and demand for our products. The nonresidential construction market which began to show improvements in the second quarter of last year continues to improve, and we are optimistic that the trend will continue.”

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NEWS RELEASE (cont’d)

3-07-05

	(Unaudited) Three Months Ended January 31,
	2005	2004
SALES	$131,309,983	$85,173,685

COST OF SALES	102,714,466	76,501,378

GROSS EARNINGS	28,595,517	8,672,307

OTHER OPERATING EXPENSES (INCOME)
Administrative	7,844,436	6,965,793
Interest expense	851,203	1,122,938
Profit sharing	3,551,807	999,391
Interest income	(21,982)	(75,256)
Antitrust litigation settlement	—	(3,061,820)

Total	12,225,464	5,951,046

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	16,370,053	2,721,261

INCOME TAX EXPENSE	6,506,538	1,084,617

EARNINGS FROM CONTINUING OPERATIONS	9,863,515	1,636,644

DISCONTINUED OPERATIONS
LOSS FROM OPERATIONS OF DISCONTINUED OPERATIONS (INCLUDING LOSS ON SALE)	(1,118,263)	(171,613)
INCOME TAX BENEFIT	(440,622)	(68,645)

LOSS ON DISCONTINUED OPERATIONS	(677,641)	(102,968)

NET EARNINGS	$9,185,874	$1,533,676

Earnings (loss) per share of common stock:
Earnings from continuing operations:
Basic	$0.89	$0.15
Diluted	$0.88	$0.15

Loss on discontinued operations:
Basic	(0.06)	(0.01)
Diluted	(0.06)	(0.01)

Net earnings per share of common stock:
Basic	$0.83	$0.14
Diluted	$0.82	$0.14

Cash dividends per share of common stock	$0.11	$0.05

Weighted average number of common shares outstanding :
Basic	11,038,710	10,932,813

Diluted	11,177,438	10,970,133

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NEWS RELEASE (cont’d)

3-07-05

This release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such statements, the Company notes that a variety of factors, including economic and industry conditions, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, trade policies affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and other matters, could cause actual results and experience to differ materially from those expressed in the forward-looking statements.

Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of scrap processing and bar joists and truck trailer beam fabrication.

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